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As filed with the Securities and Exchange Commission on August 11, 2025

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

G. Willi-Food International Ltd.
 (Exact name of Registrant as specified in its charter)

State of Israel (State or other jurisdiction of incorporation or organization) 4 Nahal Harif St. Yavne, Israel (Address of Principal Executive Offices)	Not applicable (I.R.S. Employer Identification Number) 81106 (Zip Code)

G. Willi-Food International Ltd. 2022 Share Option Plan
 (Full Title of the Plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Perry Wildes
Goldfarb Gross Seligman & Co.
One Azrieli Center
Tel Aviv 6701101, Israel
Tel: +972 (3) 607-4444

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2 of Form S-8 have been or will be delivered to participants in the plans covered by this Registration Statement, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, G. Willi-Food International Ltd. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

a)	The Registrant’s Annual Report on Form 20-F filed with the SEC on March 15, 2024;

b)
The Registrant’s Reports on Form 6-K filed with the SEC on January 21, 2025; January 22, 2025; January 27, 2025; February 19, 2025; February 27, 2025; March 11, 2025 (two filings), May 19, 2025; June 30, 2025, July 2, 2025 and August 7, 2025; and

c)
The description of the Registrant’s ordinary shares contained in the Registrant’s registration statement on Form 8-A, filed by the Registrant with the SEC on May 6, 1997, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13 or 15(d) of the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) prior to the filing of a post-effective amendment to the registration statement that indicates that all of the ordinary shares offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law 1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended articles of association include such a provision. A company may not exculpate in advance a director from liability arising from a breach of his or her duty of care in connection with a prohibited dividend or distribution to shareholders.

As permitted under the Companies Law, our amended articles of association provide that we may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event:

•
a monetary liability imposed on the office holder in favor of a third party under a judgment, including a judgment by way of compromise or a judgment of an arbitrator approved by a court. However, such undertaking will be limited to the kinds of events that in the Board’s opinion are foreseeable at the time of the issue of the undertaking and will be limited to the amount fixed by the Board as reasonable under the circumstances, and the kinds of events and the amount will be mentioned in such undertaking in writing.

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder due to an inquiry he or she was under or a proceeding filed against him or her by an authority, that ended without filing a charge sheet and without having incurred any monetary liability as an alternative to the criminal proceedings, or that ended without filing a charge sheet but with an imposition of a monetary liability as an alternative to the criminal proceedings in a offense not requiring proof of criminal intent.

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder or charged to him or her by the court, in a proceeding filed against him or her by or on behalf of the company or by any other person, or for a criminal charge from which he was acquitted or for a criminal charge in which he or she was found guilty of an offense not requiring proof of criminal intent.

As permitted under the Companies Law, our amended articles of association provide that we may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder:

•	a breach of duty of care by an office holder owed to the Company or any other person.

•
a breach of fiduciary duty by any office holder owed to the Company, provided that such office holder or officer acted in good faith and had a reasonable basis to assume that the action would not harm the interests of the Company.

•	a monetary liability imposed on the office holder in favor of a third party due to activities carried out in his or her capacity as an office holder.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which controlling shareholders have a personal interest, also by the shareholders.

Our amended articles of association permit us to exempt, indemnify and insure our office holders as permitted by law. As of the date of this prospectus, we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law, subject to limited exceptions, and undertaking to indemnify them to the fullest extent permitted by law to the extent that these liabilities are not covered by insurance. This indemnification is limited, with respect to any monetary liability imposed in favor of a third party, to events determined as foreseeable by the board of directors based on our activities. The maximum aggregate amount of indemnification that we may pay to our office holders based on such indemnification agreement is 25% of our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnity payment is made. Such indemnification amounts are in addition to any insurance amounts. These indemnification agreements will supersede all previous letters of indemnification that we have provided to him or her in the past, if any. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

3.1	Memorandum of Association, as amended	20-F	4/20/2014	1.1
4.1	Articles of Association, as amended	20-F	4/20/2014	1.2
5.1	Opinion of Shnitzer Gotlieb, Samet & Co.				X
10.1	G. Willi-Food International Ltd. 2022 Share Option Plan	S-8	7/25/2022	10.1
23.1	Consent of BDO Ziv Haft, independent registered public accounting firm				X
23.2	Consent of Shnitzer Gotlieb, Samet & Co. (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page of the Registration Statement)				X
107	Filing Fee Table				X

Item 9. Undertakings.

(a)          The Registrant hereby undertakes:

(1)          To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S‑8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yavneh, Israel, on this 11th day of August, 2025.

G. WILLI-FOOD INTERNATIONAL LTD.

By:	/s/ Joseph Williger
Name:	Joseph Williger
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint each of Joseph Williger and Yitschak Barabi, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION	DATE

/s/ Joseph Williger
Joseph Williger	Chief Executive Officer and Director	August 11, 2025
(Principal Executive Officer)
/s/ Zwi Williger
Zwi Williger	Chairman of the Board of Directors	August 11, 2025

/s/ Yitschak Barabi
Yitschak Barabi	Chief Financial Officer	August 11, 2025
(Principal Financial Officer
and Principal Accounting Officer)

/s/ Shlomo Gold
Shlomo Gold	Director	August 11, 2025

/s/ Ayelet Nir
Ayelet NIr	External Director	August 11, 2025

/s/ Idan Ben-Shitrit
Idan Ben-Shitrit	External Director	August 11, 2025

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of G. Willi-Food International Ltd. has signed this registration statement on August 11, 2025.

PUGLISI & ASSOCIATES
By:

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director